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                                                                     Exhibit 5.1

                                                              September 26, 2001

Santa Fe International Corporation
Two Lincoln Centre
Suite 1100
5420 LBJ Freeway
Dallas, TX 75240-2648
U.S.A.

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     At your request we have examined the Registration Statement on Form S-4 (the "Registration Statement") proposed to be filed by you with the Securities and Exchange Commission on or about September 26, 2001 in connection with the registration under the United States Securities Act of 1933, as amended, of 127,054,129 of your Ordinary Shares, $0.01 par value (the "Shares").

     This opinion is limited to (i) Cayman Islands law as currently applied by the Cayman Islands courts and (ii) factual matters known to us as at the date hereof and is given on the basis that it will be governed by and construed in accordance with Cayman Islands law. We have not made any investigation of, and do not express any opinion on, the law of any jurisdiction other than the Cayman Islands. We have assumed that none of the opinions expressed below would be affected by the laws (including public policy) of any jurisdiction outside the Cayman Islands.

     We have reviewed and relied on copies of such corporate records and other documents, including, but not limited to, the Registration Statement and the Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution on 30th May, 1997 (the "Amended and Restated Memorandum and Articles of Association"), and reviewed such matters of law as we have deemed necessary or appropriate for the purpose of this opinion.

     On the basis of, and subject to, the foregoing and, assuming the completeness and accuracy thereof, it is our opinion that, upon the allotment of the Shares by the Board of Directors of the Company and due registration of the issue of such Shares in the register of members of the Company and subject to receipt by the Company in full of the subscription price or other consideration therefore, such Shares (i) will have been duly authorised in accordance with the Company's Amended and Restated Memorandum and Articles of Association and (ii) will be validly issued, fully paid and non-assessable and no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason solely of their being such holders.
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     This opinion is given to you solely for use in connection with the filing of the Registration Statement. This opinion is strictly limited to the matters dealt with herein and does not extend to and is not to be read as extending by implication to any other matter.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours faithfully,

MAPLES AND CALDER

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